PRICING SUPPLEMENT NO. 27                                         Rule 424(b)(3)
DATED:  November 29, 1999                                     File No. 333-83049
(To Prospectus dated August 9, 1999
and Prospectus Supplement dated August 9, 1999)

                                $7,878,183,000
                         THE BEAR STEARNS COMPANIES INC.
                           MEDIUM-TERM NOTES, SERIES B

Principal Amount: $200,000,000   Floating Rate Notes [x]  Book Entry Notes [x]

Original Issue Date: 12/06/1999  Fixed Rate Notes [ ]     Certificated Notes [ ]

Maturity Date: 12/06/2004        CUSIP#: 073928LT8

Option to Extend Maturity:       No    [x]
                                 Yes   [ ]  Final Maturity Date:


                                            Optional            Optional
                         Redemption        Repayment           Repayment
   Redeemable On          Price(s)          Date(s)             Price(s)
   -------------          --------          -------             --------

         *                    *                *                   *

Applicable Only to Fixed Rate Notes:
------------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
---------------------------------------

Interest Rate Basis: Maximum Interest Rate: N/A

[ ]   Commercial Paper Rate              Minimum Interest Rate:  N/A

[ ]   Federal Funds Rate                 Interest Reset Date(s):  **

[ ]   Treasury Rate                      Interest Reset Period:  Quarterly

[ ]   LIBOR Reuters                      Interest Payment Date(s):  ***

[x]   LIBOR Telerate

[ ]   Prime Rate

[ ]   CMT Rate

Initial Interest Rate:  6.66375%         Interest Payment Period:  Quarterly

Index Maturity:  Three Months

Spread (plus or minus):  +0.54%

* Commencing December 6, 2000 and on any date thereafter, the Notes may be called in whole or in part upon 5 business days prior notice according to the following price schedule: 12/06/2000 - 99.446, 3/06/2001 - 99.303,
     6/06/2001 - 99.204,  9/06/2001 - 99.183,  12/06/2001 - 99.196,  3/06/2002 -
     99.184,  6/06/2002  -  99.194,  9/06/2002  - 99.225,  12/06/2002  - 99.278,
     3/06/2003 - 99.283,  6/06/2003 - 99.299,  9/06/2003 - 99.306,  12/06/2003 -
     99.366,  3/06/2004 - 99.466, 6/06/2004 - 99.637 and 9/06/2004 - 99.779. The
     price will be interpolated on a straight line basis if the call date falls between the dates listed above.

** On the 6th of each March, June, September and December prior to the Maturity Date.

*** On the 6th of each March, June, September and December including the Maturity Date.


The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.